As filed with the Securities and Exchange Commission on June 20, 2016

Registration No. 333-113160

Registration No. 333-165649

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-113160

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165649

UNDER THE SECURITIES ACT OF 1933

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	93-0549963 (I.R.S. Employer Identification No.)

9191 South Jamaica Street Englewood, Colorado (Address of Principal Executive Offices)	80112-5946 (Zip Code)

CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan

CH2M HILL Companies, Ltd. Amended and Restated Short Term Incentive Plan

CH2M HILL Companies, Ltd. Amended and Restated Long Term Incentive Plan

CH2M HILL Companies, Ltd. Executive Officers Long Term Incentive Plan

CH2M HILL Companies, Ltd. Amended and Restated Stock Option Plan

CH2M HILL Companies, Ltd. Amended and Restated Deferred Compensation Plan

CH2M HILL Companies, Ltd. Executive Deferred Compensation Plan

CH2M HILL Companies, Ltd. Supplemental Executive Retirement and Retention Plan

CH2M HILL Retirement and Tax-Deferred Savings Plan

CH2M HILL Companies, Ltd. Amended and Restated Restricted Stock Plan

(Full title of the plans)

Thomas M. McCoy

Executive Vice President, General Counsel & Secretary
CH2M HILL Companies, Ltd.
9191 South Jamaica Street
Englewood, Colorado 80112-5946
(303) 771-0900

(Name, address and telephone number, including area code, of agent for service)

With a copy to

Whitney Holmes
Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
(303) 629-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF PLAN INTERESTS

CH2M HILL Companies, Ltd. (the “Registrant”) is filing this Post-Effective Amendment with respect to (1) the Registrant’s Registration Statement on Form S-8 (No. 333-113160), filed with the Securities and Exchange Commission on February 27, 2004, as amended by Post-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission on April 21, 2004, and (2) the Registrant’s Registration Statement on Form S-8 (No. 333-165649), filed with the Securities and Exchange Commission on March 24, 2010 (together, the “Registration Statements”).  The Registration Statements originally registered, among other securities, an indeterminate number of plan interests for employees who elected to purchase shares of the Registrant’s common stock under the CH2M HILL Retirement and Tax-Deferred Savings Plan (the “401(k) Plan”).  Effective as of October 31, 2014, the Registrant amended the 401(k) Plan to terminate the option for employees to invest new contributions into the Registrant’s Company Stock Fund under the 401(k) Plan.  The Registrant is therefore filing this Post-Effective Amendment to the Registration Statements on Form S-8 to deregister all of such plan interests under the 401(k) Plan that have not been issued (but not any of the other securities registered pursuant to the Registration Statements).

Accordingly, the Registrant hereby amends the Registration Statements to deregister and remove from registration all of such plan interests under the 401(k) Plan that were registered pursuant to the Registration Statements, but have not been issued under the 401(k) Plan.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, Douglas County, State of Colorado, on the 20th day of June, 2016.

CH2M HILL COMPANIES, LTD.

By:	/s/ Thomas M. McCoy
Name:	Thomas M. McCoy
Title:	Executive Vice President, General Counsel & Secretary

The Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the CH2M HILL Retirement and Tax-Deferred Savings Plan) have duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, Douglas County, State of Colorado, on the 20th day of June, 2016.

ADMINISTRATOR

By:	/s/ Erik Ammidown
Name:	Erik Ammidown
Title:	Senior Director, Global Benefits